Reference is made to the Registration Statement of CEL-SCI Corporation (the "Company") whereby the Company proposes to sell up to 517,500 shares of the Company's Common Stock and up to 517,500 Common Stock Purchase Warrants. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.
Denver, Colorado
October 25, 1996

Very truly yours,
HART & TRINEN
By: William T. Hart
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